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                                                                 EXHIBIT 10.28

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                           GOVERNMENT OF PUERTO RICO

                               GOVERNOR'S OFFICE

                        OFFICE OF MANAGEMENT AND BUDGET

                                      AND

                     DEPARTMENT OF EDUCATION OF PUERTO RICO

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                                TABLE OF CONTENTS

ARTICLE I - TERMS AND CONDITIONS ............................................  2
      Section 1.1  Purchase and Sale of the Units ...........................  2
      Section 1.2  Purchase Price ...........................................  3
      Section 1.3  Schedules for Inspection and Delivery of Units
                   and Training Program .....................................  3
      Section 1.4  Inspection, Acceptance and Delivery of the Units .........  5
      Section 1.5  Updated Accessories ......................................  6
      Section 1.6  Training Program .........................................  6
      Section 1.7  Payment Procedure and Acceptance and Delivery Date .......  8
      Section 1.8  Early Termination Rights .................................  8
      Section 1.9  Technical Support ........................................  9
      Section 1.10 Replacement Unit ......................................... 10
      Section 1.11 Toll-Free Telephone Support .............................. 10
      Section 1.12 Warranties ............................................... 10
      Section 1.13 Licenses ................................................. 11

ARTICLE II - ADDITIONAL COVENANTS ........................................... 11
      Section 2.1  Performance Bond ......................................... 11
      Section 2.2  Discrimination ........................................... 12
      Section 2.3  Certificates ............................................. 12

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF VENDOR ...................... 12
      Section 3.1  Organization and Qualification ........................... 12
      Section 3.2  Conduct of Business ...................................... 12
      Section 3.3  Corporate Authorization .................................. 12
      Section 3.4  Binding Effect ........................................... 13
      Section 3.5  Noncontravention ......................................... 13
      Section 3.6  Litigation; Adverse Claims ............................... 13
      Section 3.7  Compliance with Contracts and RFB/Settlement
                   Agreement; Outstanding Offers ............................ 14
      Section 3.8  Compliance with Act No. 199 of August 7, 1999 and
                   Act No. 92 of March 12, 1999 ............................. 14
      Section 3.9  Personal Interests ....................................... 15
      Section 3.10 Taxes and Early Termination Provisions ................... 15
      Section 3.11 Insurance and Early Termination Provisions ............... 16
      Section 3.12 Representations and Warranties from OMB and DOE .......... 16

ARTICLE IV - DEFAULT ........................................................ 16
      Section 4.1  Event of Default ......................................... 16
      Section 4.2  Default Remedies ......................................... 17
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ARTICLE V - MISCELLANEOUS ................................................... 17
      Section 5.1  Relationship ............................................. 17
      Section 5.2  Entire Agreement and Conflicting Terms ................... 18
      Section 5.3  Validity of Provisions ................................... 18
      Section 5.4  Expenses ................................................. 18
      Section 5.5  Notices .................................................. 18
      Section 5.6  Amendments ............................................... 19
      Section 5.7  Assignment; Binding Upon Successors ...................... 19
      Section 5.8  Acknowledgment and Waiver ................................ 20
      Section 5.9  Governing Law; Consent to Jurisdiction ................... 20
      Section 5.10 Section Headings ......................................... 20
      Section 5.11 Reasonable Efforts ....................................... 20
      Section 5.12 Further Assurances ....................................... 21
      Section 5.13 Rights of Third Parties .................................. 21
      Section 5.14 Indemnification .......................................... 21
      Section 5.15 Force Majeure ............................................ 21


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                                   AGREEMENT

      This Agreement (the "Agreement") dated this 5th day of January, 2000, by and among the OFFICE OF BUDGET AND MANAGEMENT OF PUERTO RICO ("0MB") (Identification Number ###-##-####), the DEPARTMENT OF EDUCATION OF PUERTO RICO ("DOE") (Identification Number ###-##-####), and Puerto Rico Industrial Manufacturing Operations Acquisition Corporation, (Corporate Identification Number ###-##-####), a corporation organized under the laws of Puerto Rico ("Vendor").

                                   WITNESSETH

      WHEREAS, 0MB desires to enter into this Agreement in order to fulfill its obligations under Act No. 147 of June 18, 1980, as amended;

      WHEREAS, DOE desires to enter into this Agreement in order to fulfill its obligations under Act No. 149 of July 15, 1999, as amended;

      WHEREAS, Act No. 259 of December 29, 1995 authorizes funding for the design, acquisition and updating of the Government's computer systems;

      WHEREAS, pursuant to Request for Bid No. 98-01 dated September 21, 1999 (the "RFB") Vendor and other parties submitted bids to 0MB for the sale of personal computers and related software and services to DOE;

      WHEREAS, in connection with the RFB, 0MB, Vendor and other parties reached certain agreements described in the Memorandum and Explanatory Report of Negotiations ("Acta e Informe Explicativo de Negociacion") (the "Memorandum") and the Informative Motion Requesting Authorization to Sign Contracts ("Mocion Informativa y Solicitando se Autorice Firma de Contratos") attached hereto and made part hereof as Exhibit "A" (the "Settlement Agreement")

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which was filed before the Reconsideration Board of the General Services
Administration ("Junta de Reconsideracion de la Administracion de Servicios Generales");

      WHEREAS, the Settlement Agreement was approved by the Resolution issued by the Reconsideration Board of the General Services Administration dated December 16, 1999 (the "Resolution"), attached hereto and made part hereof as Exhibit "B";

      WHEREAS, pursuant to the RFB, the Memorandum, the Settlement Agreement and the Resolution, 0MB and Vendor have agreed that Vendor will sell to DOE the portable computers listed and described in Exhibit "A" attached hereto and made part hereof (each, a "Unit," and collectively, the "Units"); and

      WHEREAS, to implement these agreements, 0MB, DOE and Vendor hereby enter into this Agreement providing for DOE's purchase of the Units from Vendor.

      NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree to the following:

                                   ARTICLE I
                              TERMS AND CONDITIONS

      Section 1.1 Purchase and Sale of the Units. Pursuant to the provisions of the RFB, the Settlement Agreement and the Agreement, Vendor sells the Units to DOE, and 0MB and DOE purchase the Units from Vendor.

      All Units will be equipped, and to the extent relevant, licensed, with the specifications listed and described in Exhibit "C" attached hereto and made a part hereof (collectively, the "Specifications"). Within five (5) Business Days after the execution of this Agreement, 0MB

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and/or DOE will provide Vendor with an image copy of the software described in item (xvi) of Exhibit "C" hereof (the "Government Package") so that Vendor is able to install such software in the Units as provided under this Agreement. DOE and 0MB represent and warrant that all of the Government Package software will be duly licensed. Vendor shall not be liable in any way for (i) failure to install the Government Package in the event 0MB or DOE fails to deliver such software to Vendor in a timely manner as provided herein, or (ii) DOE's and/or OMB's breach of the foregoing representation and warranty.

      Vendor shall deliver each Unit with all the standard issued manufacturer's manuals, instructions and materials pertaining to the Unit's hardware and operational software installed by Vendor. Vendor shall not be responsible for providing any manuals, instructions or materials related to the Government Package programs installed in the Units at 0MB and/or DOE's request.

      Section 1.2 Purchase Price. The purchase price for each Unit shall be the Unit price appearing on Exhibit "A" hereof (the "Purchase Price"). The Purchase Price of the Unit includes, at no additional cost to 0MB or DOE, the services, support, delivery, training and other features described in Sections 1.3 through
1.7 and 1.9 through 1.13 of this Agreement (collectively, the "Services"). The Purchase Price shall be payable to Vendor by DOE from accounts number 141-081-00-00-1008-081-1999 and 141-081-00-00-1008-081-2000.

      Section 1.3 Schedules for Inspection and Delivery of Units and Training Program. DOE shall inspect and accept the Units as provided in Section 1.4.1 of this Agreement before Vendor physically delivers the Units to DOE. Thereafter, Vendor will physically deliver the Units to DOE and provide the user of such Unit with the Training Program described and as defined in

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Section 1.6 of this Agreement. The parties will agree on and establish the schedules described below in order to implement these procedures. DOE shall designate a contact person (the "DOE Contact Person") to coordinate with Vendor the inspection and delivery of the Units and the Training Program.

      Within five (5) days from the date of execution of this Agreement, Vendor shall provide 0MB and DOE with a schedule for the inspection and delivery of the Units reasonably acceptable to 0MB and DOE (the "Inspection and Delivery Schedule") which shall specify the dates, times and locations for: (i) DOE's inspection and acceptance of the Units at Vendor's facility or warehouse or another location agreed upon by the parties, and (ii) the subsequent physical delivery of the Units to DOE. The Inspection and Delivery Schedule shall specify the date of commencement of delivery of the Units. The Inspection and Delivery Schedule shall also provide for the inspection of the Units to be held on the Business Day prior to the date of delivery of the Units, to the extent possible, or the nearest preceding date.

      In addition, within five (5) Business Days after the execution of this Agreement, the DOE Contact Person and Vendor shall agree on a schedule for the Training Program (the "Training Schedule"). The Training Schedule shall state the location, dates and time for administering the Training Program. The Training Program with respect to a specific Unit shall be held following its acceptance by and delivery to DOE (as described in Section 1.4 hereof) and in no event later than two (2) Business Days following its delivery. DOE and the Vendor shall appoint or make available all necessary personnel to facilitate the successful completion of the Inspection and Delivery Schedule, the Training Schedule and the Training Program. The Inspection and Delivery

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Schedule, the Training Schedule and the Training Program may be modified or amended with the written consent of DOE and the Vendor.

      Vendor shall not be liable for any failure to deliver any Unit pursuant to the Inspection and Delivery Schedule or provide any training pursuant to the Training Schedule due to DOE's failure to inspect a Unit or to provide access to the delivery/training locations.

      Vendor shall be responsible for providing any furnishings, power plugs, power extension cords and any other facilities necessary to install the Units at the inspection locations. DOE shall be responsible for providing any furnishings, power plugs, power extension cords and any other facilities necessary to install and use the Units at the delivery/training locations.

      Section 1.4 Inspection, Acceptance and Delivery of the Units.

      Section 1.4.1 Inspection and Acceptance. DOE personnel shall inspect and accept the Units on the dates provided therefor in the Inspection and Delivery Schedule. For purposes of this Section 1.4.1, the term "acceptance" or "accepted" as used in this Agreement shall mean DOE's inspection and acceptance of a Unit substantially in the manner described in this paragraph. DOE shall inspect each Unit by verifying that the Unit operates properly (including the Unit's power source), complies with the Specifications, and has the appropriate licenses. Immediately following the inspection of a Unit, DOE personnel shall
(i) repackage the Unit in its original packaging and seal it with an adhesive band indicating that it was inspected, (ii) certify in writing that the Unit was inspected and accepted, and (iii) provide a copy of such certificate to Vendor. If DOE fails to inspect a Unit as scheduled under the Inspection and Delivery Schedule, DOE's Contact Person shall promptly arrange with Vendor to re-schedule the inspection of such Unit for another date,

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which shall be no later than two (2) Business Days after the originally scheduled inspection date, and modify, if necessary, the Inspection and Delivery and Training Schedules accordingly. Any Unit which is rejected by DOE pursuant to the criteria and the procedures set forth in this paragraph, shall be replaced by Vendor with another Unit that meets the Specifications within two
(2) Business Days of the date of DOE's rejection. In no event shall DOE's rejection of a Unit pursuant to the procedures set forth in this paragraph be deemed a Default by Vendor under this Agreement if such Unit is replaced as provided herein.

      Section 1.4.2 Delivery. After inspection and acceptance as provided herein, Vendor shall deliver the Units to DOE pursuant to the Inspection and Delivery Schedule. The cost of delivery of each accepted Unit to the designated location as agreed upon by the Vendor and DOE's Contact Person shall be borne exclusively by Vendor. In the event Vendor delivers an accepted Unit pursuant to the Inspection and Delivery Schedule agreed upon by the Vendor and the DOE's Contact Person and DOE is unwilling or unable to receive such Unit, DOE shall be solely responsible for the costs of delivering such Unit.

      Section 1.5 Updated Accessories. Vendor agrees that the model/product of all of the Units under this Agreement shall be equipped with the most recent hardware available for such Unit at the date scheduled for delivery of the Units to DOE.

      Section 1.6 Training Program. Vendor shall provide each individual user of a Unit with a minimum four (4) hour training program (the "Training Program") pursuant to the Training Schedule. The Training Program is to be conducted at such dates, times and locations reasonably determined by the Vendor and DOE's Contact Person under the Training Schedule. The Training

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Program shall be given to user groups of at least twenty (20) trainees but not exceeding thirty (30) trainees. Vendor shall engage and use qualified trainers to conduct the Training Program. Vendor agrees to distribute such materials and literature (in Spanish, as available) as may be necessary to conduct the Training Program. At each Training Program session, DOE's Contact Person or a DOE representative designated by such DOE Contact Person, shall prepare a list of all individual users who attended the session and of any absentee users and shall provide a copy of such list to Vendor's authorized trainer at the end of such session. These attendance lists shall be certified as true and correct and signed by the DOE representative, and shall be deemed conclusive for purposes of establishing user attendance at or absence from the particular Training Program session.

      Vendor shall not be responsible for the failure of any individual user to attend such user's Training Program under the Training Schedule. In such case, it shall be DOE's sole responsibility to arrange with Vendor for that user or users to attend a subsequent Training Program. If after Vendor provides the last Training Program under the Training Schedule there remain one or more individual users who failed to attend their scheduled Training Programs, DOE shall notify Vendor in writing thereof no later than fifteen (15) calendar days after the last scheduled Training Program. If Vendor is notified as provided herein, Vendor agrees to provide one Make-Up Session (the "Make-Up Session") at a location, date and time agreed upon by Vendor and DOE's Contact Person for those individual users who failed to take their scheduled Training Program, and Vendor shall have no obligation to provide any additional training sessions thereafter. For purposes of this Agreement, Vendor shall have completed all Training Programs required under

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this Section 1.6 after it has provided the last scheduled Training Program under the Training Schedule and the Make-Up Session.

      Section 1.7 Payment Procedure and Acceptance and Delivery Date. Vendor will issue an invoice covering each Unit at the time of (i) inspection and acceptance as defined in Section 1.4.1 hereof, and (ii) completion of the Training Program. DOE shall pay the Purchase Price for each Unit (the "Payment") within thirty (30) days of the date the Unit is accepted (as defined herein) by 0MB and/or DOE and the individual user of such Unit has completed his/her Training Program (the "Acceptance and Delivery Date").

      For purposes of this Section 1.7, it shall be understood that an individual user has completed his/her Training Program upon completion of the Training Program session which the user was scheduled to take pursuant to the Training Schedule, regardless of whether the user attended such program or not.

      Section 1.8 Early Termination Rights. In the event Vendor fails to deliver the Units and conduct the Training Program pursuant to the relevant schedule, but in no event later than September 30, 2000; or if any Unit delivered does not comply with the Specifications, 0MB and DOE shall have the following options, provided such failure was not caused by Force Majeure and Vendor fails to cure such failure as provided in Section 4.1: DOE may (i) terminate this Agreement forthwith and shall be under no further obligation to the Vendor, including, making payments hereunder for Units and Services with respect to which Vendor is in Default and Units and Services not yet delivered and performed; or (ii) charge Vendor a fee of two hundred and fifty dollars ($250) per day or portion of a day of delay by Vendor in making delivery of the Unit, or

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conducting the Training Program with respect to the Unit. Vendor shall reimburse
DOE the amount equal to all payments made by DOE as to a Unit or Services rendered as to which Vendor is in default.

      Section 1.9 Technical Support. Vendor shall provide and guarantee to DOE technical support for the Units (but limited to any hardware or software provided and installed by Vendor) and on-site repairs at the site of the Unit user's work location, from 8:00 a.m. to 5:00 p.m. ("Business Hours"), any day other than Saturday, Sunday or an official government holiday ("Business Day") within four (4) Business Hours of receiving notice of a problem with a Unit. Any call for on-site service received after 1:00 p.m. will be processed the following Business Day.

      Prior to the Vendor dispatching a technician for on-site repairs, Vendor's technical support technician may conduct a trouble-shooting session by telephone with the pertinent DOE representative or personnel in order to determine whether an on-site visit is warranted. The Unit's individual users shall perform all necessary data back-up and/or safeguarding of software programs prior to the Unit being serviced and/or replaced by Vendor. Vendor will not be responsible for any loss of data contained in the Unit's hard drive at the time of the on-site visit. At an additional cost to DOE, Vendor and DOE may agree to extend the foregoing technical support services to Non-Business Days. The technical support and on-site repair services described herein shall be provided by Vendor for a period of three (3) years from the Acceptance and Delivery Date. In the event the Unit being repaired cannot be repaired on-site, the technician

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conducting such repairs shall deliver a Replacement Unit (as such term is defined herein) to the individual user whose Unit is being repaired.

      Notwithstanding the above, Vendor will not be obligated to provide on-site support for damages or failures caused by misuse or abuse of the Unit(s), mishandling, external electrical power fluctuations, acts of third persons, or addition of other components not listed in the Specifications.

      Section 1.10 Replacement Unit. For a period of three (3) years from the Acceptance and Delivery Date, Vendor agrees to keep readily available and in stock in Puerto Rico units with the Specifications for replacement purposes in an amount equal to two percent (2%) of the Units (each, a "Replacement Unit," and collectively, the "Replacement Units").

      Section 1.11 Toll-Free Telephone Support. Vendor shall provide DOE (including individual users thereunder) with toll-free telephone support to answer technical questions from users related to all hardware and the operating systems installed by Vendor in the Unit(s) for a period of three (3) years from the Acceptance and Delivery Date. Vendor shall not be responsible for providing telephone support in connection with Government Package software installed in the Units.

      Section 1.12 Warranties. In addition to the Services, Vendor agrees to honor the warranty offered by the manufacturer of each Unit as of the Acceptance and Delivery Date and as provided in Section 1.4 hereof, provided that the warranty remedies available to DOE shall be subject to the warranty conditions of the manufacturer. Vendor's local warranty work shall be conducted following and complying with all manufacturer norms and procedures. The request for local

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warranty work shall not be deemed a waiver by 0MB or DOE of their right to enforce their warranty rights directly against the manufacturer, independent of a prior or on-going local warranty service or request. All Unit warranties and service support commitments shall commence and become effective as of the Acceptance and Delivery Date and as provided in Section 1.4 hereof.

      Section 1.13 Licenses. All Units shall be fully and properly licensed at all times. Vendor shall deliver to DOE a complete list of all licenses pertaining to the software installed in the Units (other than any Government Package software) as of the date the Units were accepted by and delivered to DOE. Vendor shall update such list, if necessary, to include any revisions required as a result of any software installed in the Units by Vendor during the term of this Agreement (other than any Government Package software).

                                   ARTICLE II
                              ADDITIONAL COVENANTS

      Section 2.1 Performance Bond. At the execution of this Agreement, Vendor shall deliver to 0MB and DOE a performance bond (the "Performance Bond") issued by a surety company duly authorized to do business in Puerto Rico rated by Best Insurance Report at not less than A-9 and reasonably acceptable to 0MB and DOE, such Performance Bond to be in an amount equal to fifteen percent (15%) of the aggregate Purchase Price of the Units. The Performance Bond shall be valid and enforceable for a period of three (3) years as of the date of this Agreement. The Performance Bond shall guarantee the performance of any and all of the obligations of Vendor under this Agreement, including, but not limited to, the performance of the Services.

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      Section 2.2 Discrimination. Vendor agrees to not discriminate for reason of race, color, sex, origin or social condition, age, political or religious beliefs or any other grounds for discrimination while performing its obligations under this Agreement.

      Section 2.3 Certificates. Vendor shall deliver to 0MB and DOE certified copies of the insurance policies and programs listed in Section 3.11 hereof simultaneously with the execution of the Agreement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF VENDOR

      Section 3.1 Organization and Qualification. Vendor is a corporation duly organized, validly existing and in good standing under the laws of Puerto Rico and has the required corporate power and authority to own its assets and to carry on its business in Puerto Rico as currently conducted.

      Section 3.2 Conduct of Business. Vendor has conducted and is now conducting its business in compliance with all applicable United States and Puerto Rico laws, and, to Vendor's knowledge, there is no pending or threatened material investigation, inquiry, order, decree, decision or judgment of any governmental agency or regulatory body outstanding against Vendor, nor has Vendor received any written notice from any court, governmental agency or regulatory body with respect to an alleged actual or potential material violation and/or failure to comply with any such applicable law.

      Section 3.3 Corporate Authorization. Vendor has the required corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Vendor of this Agreement have been duly and validly

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authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Vendor of this Agreement.

      Section 3.4 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Vendor enforceable against Vendor in accordance with its terms.

      Section 3.5 Noncontravention. The execution, delivery and performance of this Agreement by Vendor, Vendor's consummation of the transactions contemplated herein, will not violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Vendor is subject or any provision of Vendor's Articles of Incorporation or Bylaws, or will not conflict with, result in a breach or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Vendor is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice, would not have a material adverse effect on the financial condition of Vendor taken as a whole or on the ability of the parties to consummate the transactions contemplated by this Agreement.

      Section 3.6 Litigation; Adverse Claims. Vendor is not, and has not been for the past five (5) years, the subject of any pending material litigation, claim, proceeding, action or other contingent obligations with any party or any governmental investigation or inquiry that may materially and adversely affect the ability of Vendor to perform and complete the transactions contemplated by this Agreement. Vendor is not aware of any circumstances which might give rise

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to a claim or claims which might severally or in the aggregate materially and adversely affect its business.

      Section 3.7 Compliance with Contracts and RFB/Settlement Agreement; Outstanding Offers. Vendor is not in breach of any of its material obligations under any agreement or legal obligation to which it is a party which may materially and adversely affect its performance under this Agreement, and, to Vendor's knowledge, no other party is in breach of its material obligations under such agreements or obligations including but not limited to the RFB, the Settlement Agreement and the Resolution. None of the parties to any agreement or obligation of Vendor has given Vendor any written notice of its intention to terminate or otherwise repudiate or disclaim any such agreement or obligation which may materially or adversely affect Vendor's performance under this Agreement.

      Section 3.8 Compliance with Act No. 199 of August 7, 1999 and Act No. 92 of March 12, 1999. Vendor here by warrants that (i) the Units and any software installed therein by Vendor (excluding the Government Package), will be able to adequately process information related to date and hour, including but not limited to, the calculation, comparison and sequence of dates from, up to, and between the 20th and 21St centuries and the years 1999 and 2000 and the recognition of leap years; and (ii) the Units and the software installed therein by Vendor may adequately exchange information about date and time with any other information technology that may be used in conjunction with the Units. The term of this warranty and the remedies available to DOE hereunder in the event of Vendor's breach thereof shall be subject to the terms of the manufacturer's warranty statement. Notwithstanding anything to the contrary herein or in the

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absence of a warranty clause, the remedies available to DOE for breach of this warranty will include the repair or substitution of all Units that do not meet the requirements set forth in this paragraph, provided that the DOE notifies Vendor in writing about the deficiency in such Unit(s) within one hundred and eighty (180) days of DOE's acceptance of such Unit(s). Nothing contained in this paragraph will be understood to limit the DOE's rights or remedies with respect to any other defect in the Units not related to the year 2000 problem.

      Section 3.9 Personal Interests. Vendor certifies that, to Vendor's knowledge and after reasonable inquiry, no officer, employee or executive of 0MB and DOE has a personal interest or gain (monetary or otherwise) in the execution or performance of this Agreement.

      Section 3.10 Taxes and Early Termination Provisions. Vendor represents and warrants that it has submitted true and correct income tax returns to the relevant governmental authorities for the five (5) tax years prior to the date of this Agreement and that it does not owe any income, withholding, "patentes", excise, or other taxes, liens or assessments to relevant federal and local governmental authorities. Vendor represents and warrants that in the event Vendor has a payment plan for the payment of any such taxes, such payment plan is in full force and effect and Vendor is in full compliance with the terms and conditions thereof. Vendor recognizes that this representation is an essential condition of this Agreement, and that if the above-mentioned representation or any part of it is not true, this shall be sufficient cause for the termination of this Agreement by 0MB or DOE, and that Vendor will be required to return all payments received under the terms of this Agreement to DOE.

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      Section 3.11 Insurance and Early Termination Provisions. Vendor represents and guarantees that at the time of execution of this Agreement it has filed all required documents and has made all payments for unemployment insurance, workmen's compensation, temporary disability, drivers' insurance and any other applicable and required insurance coverages to the appropriate government agencies. Vendor recognizes that this representation is an essential condition of this Agreement, and that if the representation (in whole or in part) is not accurate and true, it will be sufficient cause for the termination of this Agreement. In the event of any such termination, Vendor will be required to return to DOE all Payments received under the terms of this Agreement.

      Section 3.12 Representations and Warranties from 0MB and DOE. DOE and 0MB represent and warrant that they have the authority to enter into, execute and deliver this Agreement and perform the transactions contemplated herein.

                                   ARTICLE IV
                                    DEFAULT

      Section 4.1 Event of Default. In the event (i) any of Vendor's representations or warranties in this Agreement is materially false, inaccurate or incorrect; or if (ii) Vendor does not fulfill or discharge any of its material obligations and covenants under this Agreement (any such event under (i) and (ii) above is, other than those resulting from Force Majeure as hereafter defined, a "Default"), 0MB and DOE may give Vendor notice of any such Default, and if at the expiration of ten (10) calendar days after the service of notice, such Default continues to exist, 0MB or DOE shall have the right to pursue the remedies described in Section 4.2 herein.

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      Section 4.2 Default Remedies. In the event of a Default and in addition to the early termination and reimbursement provisions of Section 1.8; Section 3.10 and Section 3.11 hereof, Vendor shall forfeit its right to receive Payments for Units and Services with respect to which the Default occurs and Units and Services not yet delivered or performed. In the event of a Default by Vendor which is not cured as herein provided, 0MB or DOE shall, in addition to other rights conferred hereunder or available in law or in equity, have the right to seek injunctive relief and the right to invoke any remedy allowed by law or in equity, as if such specific remedies or reimbursement were provided for herein, provided that in no event shall 0MB and DOE have the right or be allowed to recover or be compensated more than once with respect to any Default. The rights and remedies given to 0MB and DOE in this Agreement are distinct, separate and cumulative, and failure by 0MB or DOE to exercise any one of them shall not be deemed to be a waiver, release, or exclusion of any such right or remedy.

                                   ARTICLE V
                                 MISCELLANEOUS

      Section 5.1 Relationship. The role of Vendor under this Agreement is that of an independent contractor. Nothing contained in this Agreement shall create or imply the existence of an agency, partnership or joint venture relationship between Vendor and 0MB or DOE. Vendor agrees that it is providing the Services under this Agreement as an independent contractor and will not seek reimbursement from 0MB or DOE of any compensation paid by Vendor for vacation, sickness, retirement, Christmas bonus or Social Security due to its employers or for any expenses incurred in the performance of this Agreement.

      Section 5.2 Entire Agreement and Conflicting Terms. This Agreement shall constitute the purchase order for the purchase of the Units and contains the final agreement between the parties hereto with respect to the purchase of the Units. In the event that there are material issues or matters not specifically addressed by this Agreement with respect to such subject matter, the parties shall refer to the terms of the RFB and the Settlement Agreement to supply any such deficiency. In such case, the terms of the Settlement Agreement shall prevail over the terms of the RFB.

      Section 5.3 Validity of Provisions. Should any provision of this Agreement be declared by any court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. If any provision of this Agreement shall be held to be partially invalid or unenforceable, then that portion which is not held to be invalid or unenforceable shall be deemed enforceable to the maximum extent permitted by law.

      Section 5.4 Expenses. Except as otherwise specifically provided herein, each party shall pay its own expenses, including counsel fees, incurred in connection with this Agreement and the transactions contemplated hereunder.

      Section 5.5 Notices. Any notice, request or other document to be given hereunder to any party shall be in writing and delivered personally, by facsimile transmission with receipt confirmation or sent by certified mail, return receipt requested, postage prepaid or by a commercially recognized overnight courier, prepaid, as follows:

            if to the 0MB:

            Government of Puerto Rico
            Office of Budget and Management of Puerto Rico
            P.O. Box 9023228
            San Juan, Puerto Rico 00902-3228
            Attention: Director
            Tel.: 787-725-9420
            Fax 787-724-1374

            if to the DOE:
            Government of Puerto Rico
            Department of Education
            P0 Box 190759
            San Juan, PR 00919-0759
            Tel.: 759-2000
            Fax 754-7195

            if to Vendor:
            Puerto Rico Industrial Manufacturing Corporation
            P.O. Box 2910
            Guayama, Puerto Rico 00785-2910
            Attention: General Manager
            Tel.: 864-8640
            Fax 864-8644

or such other address or telecopier number as any party shall indicate by writing as herein provided. Notices to Vendor, 0MB and DOE shall be deemed given on the date received.

      Section 5.6 Amendments. This Agreement cannot be amended or modified except by written document signed by the parties hereto.

      Section 5.7 Assignment: Binding Upon Successors. This Agreement is not assignable without the prior written consent of the parties hereto; except that 0MB and DOE may assign, transfer or convey their rights and obligations hereunder to another governmental authority by giving Vendor advance written notice.

      Section 5.8 Acknowledgment and Waiver. The parties, in consideration of the grants, terms and conditions of this Agreement, acknowledge and agree that the Resolution is final and unappealable, and irrevocably waive any and all of their rights to seek review, appeal, or reversal of the Resolution.

      Section 5.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Puerto Rico. Legal proceedings hereunder shall be brought exclusively in the courts of Puerto Rico. All parties irrevocably waive any objection which they may have to the laying of venue of any suit, action or proceeding brought in the courts of Puerto Rico and further irrevocably waive any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Final judgment in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtness or liability of any party therein.

      Section 5.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the particular section or of this Agreement.

      Section 5.11 Reasonable Efforts. Subject to the terms and conditions herein provided, and unless otherwise stated to the contrary, the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

      Section 5.12 Further Assurances. At any time and from time to time, each party hereto, without further consideration, shall cooperate, take such further action and execute and deliver such additional public or private instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

      Section 5.13 Rights of Third Parties. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights, remedy or claim under or in respect of this Agreement or any provision thereof.

      Section 5.14 Indemnification. Vendor shall indemnify and hold 0MB and DOE harmless, against and from any and all liability, fines, suits, claims, demands, fees, costs, expenses and actions of any kind or nature incurred by or claimed against 0MB or DOE in relation to the Units, products or services supplied by Vendor pursuant to this Agreement, caused, in whole or in part, by any negligent act or omission on the part of Vendor or an employee, servant, agent or licensee of Vendor; or from any breach, violation or non-performance of any covenant in this Agreement on the part of Vendor, other than any breach or non-performance arising from Force Majeure.

      Section 5.15 Force Majeure. Anything to the contrary notwithstanding in this Agreement, Vendor shall not be deemed to have breached this Agreement or defaulted hereunder in the event Vendor is unable to perform or comply with any of the provisions of this Agreement due to Force Majeure.

      For purposes of this Agreement, "Force Majeure" means the following acts, omissions, events, or conditions that delay or impede the Vendor's ability to perform under this Agreement but not resulting from Vendor's negligent acts or omissions: (i) fire or explosion; (ii) hurricane, flood, earthquake, or other natural occurrence; (iii) act of war, civil disorder, riot or similar occurrence; (iv) order, legislation, judgment or other official action of any governmental body, agency or official having jurisdiction over the parties to this Agreement, the Services or other matters covered in this Agreement; or (v) strikes or work shutdowns caused by labor disputes and lockouts.

      The burden of proof as to whether Force Majeure has caused the non-performance or inability to perform or the delay being claimed shall reside in Vendor. In the event of Force Majeure, the deadline for Vendor to perform a duty, activity or requirement under this Agreement affected by the Force Majeure event shall be extended by the same number of days during which the Force Majeure delayed such performance and Vendor shall not be liable in any way for any such delay or delays; provided that (i) Vendor gives DOE written notice describing the particulars of the occurrence and its expected or estimated duration, (ii) the suspension of Vendor's performance be of no greater scope and of no longer duration than strictly required by the Force Majeure occurrence,
(iii) no obligation of Vendor which arose prior to the Force Majeure is excused as a result thereof, and (iv) Vendor uses its earnest best efforts to remedy its inability to perform and resume in full its performance under the Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

OFFICE OF MANAGEMENT AND BUDGET           DEPARTMENT OF EDUCATION


By: /s/ Jorge Aponte          1/19/2K     By: /s/ Victor Fajardo
    ---------------------------------         ----------------------------------
Name:  CPA Jorge Aponte                   Name:  Victor Fajardo
Title: Director                           Title: Secretary

                                     VENDOR

                           By: /s/ Luis E. Maldonado
                               ---------------------
                           Name:  Luis E. Maldonado
                           Title: General Manager